Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Relations, (218) 739-8481 or (800) 664-1259
For release: May 3, 2010	Financial Media

Otter Tail Corporation Announces First Quarter Earnings; Reaffirms Earnings Guidance; Board of Directors Declares Dividends

FERGUS FALLS, Minnesota --Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2010.

Highlights

  Consolidated revenues were $262.2 million compared with $277.2 million for the first quarter of 2009.
  Consolidated operating income improved to $16.0 million compared with $8.6 million for the first quarter of 2009.
  First quarter 2010 results included a noncash charge to income tax expense of $1.7 million, or $0.05 per diluted share, related to a change in the tax treatment of postretirement prescription drug benefits under recent federal healthcare reform legislation.
  Consolidated net income was $4.7 million compared with $4.4 million for the first quarter of 2009.
  Diluted earnings per share totaled $0.13 compared with $0.12 for the first quarter of 2009.
  Earnings guidance of $1.00 to $1.40 per diluted share for 2010 is reaffirmed.

CEO Overview

“We began seeing limited signs of improving economic conditions in the first quarter of 2010,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Our consolidated operating income improved significantly over the same quarter a year ago as cost reduction, productivity and efficiency initiatives implemented across our businesses have been effective.  Our consolidated earnings improved despite a reduction in revenues and a $0.05 per diluted share charge to earnings stemming from healthcare reform legislation.  Our electric segment continued to perform well and first quarter financial results were in line with expectations for our plastics, manufacturing and food ingredient processing segments. Our remaining segment, other business operations, has not yet seen an anticipated increase in construction activity, especially in renewable wind generation projects. Corporate general and administrative costs, although higher than in the first quarter of 2009, are on track with our expectations for 2010.”

Erickson continued, “Because indications of economic recovery are mixed, we expect 2010 to be another challenging year, requiring continued discipline in managing costs and capital expenditures. Even with economic uncertainty and the first quarter charge related to healthcare reform legislation, our earnings guidance for 2010 earnings remains in the range of $1.00 to $1.40 per diluted share.”

Board of Directors Declares Dividends

On May 3, 2010 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable June 10, 2010 to shareholders of record on May 14, 2010. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable June 1, 2010 to shareholders of record on May 14, 2010.

Liquidity and Cash Flow from Operations

As of March 31, 2010, Otter Tail Corporation and Otter Tail Power Company had $245.0 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives compared with $347.5 million available on December 31, 2009. In January 2010, Otter Tail Power Company paid off the $58 million balance remaining on its two-year, $75 million term loan, originally due on May 20, 2011, using lower cost funds available under the Otter Tail Power Company credit facility.

In the first quarter of 2010, the corporation used $22.7 million in cash for operations compared with $21.9 million provided by operations in the first quarter of 2009. The $44.6 million decrease in operating cash flow is mainly due to the net increase in working capital in the first quarter of 2010 as compared with the lower level of working capital that existed at the end of 2009. The corporation expects to receive a $43 million federal income tax refund in the second quarter of 2010 from the application of tax operating loss carrybacks against previous years’ income tax liabilities and payments.

Segment Performance Summary

Electric
Electric revenues and net income were $91.1 million and $7.6 million, respectively, compared with $88.5 million and $8.5 million for the first quarter of 2009. Retail electric revenues increased $2.0 million mainly due to the following:

  a $2.3 million increase in resource recovery and transmission rider revenues, a $1.7 million increase in revenues related to a general rate increase in South Dakota which began in May 2009, a $0.5 million increase in Minnesota Conservation Investment Program (CIP) surcharge revenues, and a $0.5 million reduction in revenues in the first quarter of 2009 related to a Minnesota interim rate refund, partially offset by a $2.1 million reduction in Fuel Clause Adjustment revenues related to a decrease in fuel and purchased power costs incurred to serve retail customers, and a 2.3% decrease in retail kilowatt-hour (kwh) sales related to a 9.6% reduction in heating-degree-days between the quarters.

Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, increased $0.6 million as a result of an increase in net mark-to-market gains recognized on forward purchases and sales of electricity. Other electric operating revenues increased $0.4 million as a result of a $0.2 million increase in revenues from contracted services and a $0.2 million increase in transmission services related revenue. Wholesale electric revenues from company-owned generation decreased $0.4 million as a result of an 11.8% decrease in wholesale kwh sales.

Fuel costs increased $2.2 million as a result of a 10.2% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. Purchased power costs decreased $5.3 million as a result of a 45.3% decrease in kwhs purchased for retail sales, partially offset by a 26.9% increase in the cost per kwh purchased. Electric operating and maintenance expenses increased $1.4 million due to higher Minnesota CIP recognized program costs, increased dues and subscription expenses, wage increases for employees under union contracts and increases in regulatory filing fees, insurance costs and storm repair expenses.  Depreciation expense increased $1.0 million, mainly due to the addition of 33 wind turbines at the Luverne Wind Farm placed in service in September 2009. Otter Tail Power Company’s interest expense increased $1.2 million as a result of debt assigned to Otter Tail Power Company in conjunction with the formation of the corporation’s holding company in July 2009 and debt incurred to finance a portion of its recent investments in wind-powered generation. Otter Tail Power Company’s share of consolidated income tax expense increased $3.1 million due to an increase in taxable income between the quarters, but also due to the noncash charge to income tax expense of $1.7 million related to recently passed healthcare reform legislation which will eliminate the tax deduction on the portion of retiree prescription drug benefit payments that are reimbursed under the Medicare Part D retiree drug subsidy.

Plastics
Plastics revenues and net income were $23.1 million and $0.8 million, respectively, compared with revenues of $13.5 million and a net loss of $2.5 million for the first quarter of 2009. The increase in revenues and net income was due to a 42.4% increase in pounds of pipe sold combined with a 20.2% increase in the price per pound of polyvinyl chloride (PVC) pipe sold. The cost per pound of PVC pipe sold decreased 10.9% between the quarters.

Manufacturing
Manufacturing revenues and net loss were $78.6 million and $0.2 million, respectively, compared with revenues of $96.0 million and a net loss of $1.1 million for the first quarter of 2009.

  At DMI, revenues and net income decreased $8.9 million and $0.5 million, respectively, as production levels were reduced to match customer delivery schedules.
  At BTD revenues decreased $4.7 million due to lower sales volume. BTD’s net loss improved by $0.2 million. Improved productivity on work completed and increased prices for scrap metal led to the reduction in the net loss and near breakeven performance at BTD in the first quarter of 2010.
  At T.O. Plastics, revenues increased by $0.5 million while net income was unchanged between the quarters. The increase in revenues is due to increased sales of horticultural products.
  At ShoreMaster revenues decreased $4.3 million while net losses improved by $1.3 million. ShoreMaster’s revenue decrease reflects lower sales volume for both commercial and residential products. ShoreMaster’s net loss reduction relates to the pre-tax recognition of $1.8 million in product recall and testing costs and $0.9 million in additional losses on a commercial project in the first quarter of 2009.

Health Services
Health services revenues and net loss were $25.2 million and $0.7 million, respectively, compared with revenues of $28.2 million and a net loss of $0.1 million for the first quarter of 2009. Decreased revenues of $3.6 million from scanning and other related services, partially offset by a $0.6 million increase in revenue from equipment sales and servicing, resulted in a $0.6 million increase in net losses between the quarters. The imaging side of the business continued to be affected by less-than-optimal utilization of certain imaging assets in the first quarter of 2010.

Food Ingredient Processing
Food ingredient processing revenues and net income were $18.9 million and $1.4 million, respectively, compared with $20.1 million and $1.4 million for the first quarter of 2009. The $1.2 million decrease in revenues is due to a 0.4% decrease in pounds of product sold, combined with a 5.5% decrease in the price per pound of product sold. Cost of goods sold decreased $1.6 million as a result of a 9.4% decrease in the cost per pound of product sold mainly due to a decrease in raw potato costs.

Other Business Operations
Other business operations revenues and net loss were $26.3 million and $2.2 million, respectively, compared with revenues of $31.9 million and a net loss of $0.3 million for the first quarter of 2009. At the construction companies, revenues decreased $7.2 million and net income decreased $1.9 million between the quarters. The decrease in net income is a result of a reduction in work volume and lower margins on jobs-in-progress. A reduction in construction activity due to the economic recession and related credit constraints has led to excess capacity in the construction industry resulting in a highly competitive bidding environment and lower margins on available work. In trucking operations, revenues increased $1.6 million and net losses improved $0.1 million as a result of a 34.7% increase in miles driven by company-owned and owner-operated trucks, partially offset by a 6.8% reduction in revenue per mile.

Corporate
Corporate expenses, net-of-tax, were $2.1 million compared with $1.6 million for the first quarter of 2009. The increase reflects a $0.4 million net-of-tax increase in general and administrative expenses related to increased employee benefit costs, and a $0.2 million net-of-tax reduction in benefit payments from corporate-owned life insurance policies.

Income Taxes
The corporation’s effective income tax rate for the three months ended March 31, 2010 and 2009 was 33.5% and (46.0%), respectively. Income taxes in the first quarter of 2010 included $1.7 million related to recently passed healthcare reform legislation. Excluding this charge, the effective tax rate for the three months ended March 31, 2010 would have been 9.7%. The reductions from the federal statutory rate are mainly due to the recognition of production tax credits and North Dakota wind energy tax credits totaling $2.1 million in the first quarter of 2009 and $1.8 million in the first quarter of 2010.

2010 Expectations
The corporation reaffirms its 2010 diluted earnings per share guidance to be in the range of $1.00 to $1.40. This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving operating results as the economy recovers. The corporation’s current consolidated capital expenditures expectation for 2010 is in the range of $75 million to $85 million. This compares with $177 million of capital expenditures in 2009. The corporation continues to explore investments in generation and transmission projects for the electric segment that could have a positive impact on the corporation’s earnings and returns on capital in the future.

Contributing to the earnings guidance for 2010 are the following:

  The corporation expects lower levels of net income from its electric segment in 2010. This decrease is due to continued soft wholesale power markets, lower AFUDC earnings as there are no large construction projects expected this year, and increased operating and maintenance expense in 2010 due primarily to higher employee benefit costs. Expectations for 2010 reflect an interim rate increase of approximately $2.9 million in revenue in the Minnesota jurisdiction. Otter Tail Power Company filed for a revenue increase in Minnesota on April 2, 2010 requesting an interim rate increase of 3.8%, approximately $5.0 million in annual revenue, effective June 1, 2010, and a final overall rate increase of 8.0%, approximately $10.6 million in annual revenue.
  The corporation expects its plastics segment’s 2010 performance to improve from 2009 results, with net earnings now expected to be in a range from $0.7 million to $1.5 million.
  The corporation expects earnings from its manufacturing segment to improve in 2010 as a result of the following:
❍	Improved earnings are expected at BTD in 2010 due to productivity improvements and cost reductions made in 2009.
❍

A reduction in net losses is expected at ShoreMaster in 2010 given the restructuring of costs that occurred in 2009. ShoreMaster continues to be affected by current depressed economic conditions and does not expect any significant improvement to overall business conditions until later in the cycle of economic recovery.

❍	Improved earnings are expected at DMI in 2010 due to a better backlog of business in 2010 and continued improvements in productivity from cost controls implemented in 2009.
❍	Slightly better earnings are expected at T. O. Plastics in 2010 compared with 2009.
❍	Backlog in place in the manufacturing segment is approximately $217 million for the remainder of 2010 compared with $152 million one year ago.
  The corporation expects increased net income from its health services segment in 2010. In an effort to right-size its fleet of imaging assets, health services is not renewing leases on a large number of imaging assets that come off lease in 2010. This will result in a lower level of rental costs in 2010.
  The corporation now expects net income from its food ingredient processing business in 2010 to be in the range of $5 million to $7 million.
  The other business operations segment is expected to have improved earnings in 2010 compared with 2009. Backlog in place for the construction businesses is $85 million for the remainder of 2010 compared with the same amount one year ago.
  Corporate general and administrative costs are expected to return to more normal levels in 2010.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2010 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

  The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.
  Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.
  Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement healthcare expenses.
  The corporation relies on access to the capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.
  Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.
  The value of the corporation’s defined benefit pension plan assets declined significantly in 2008 due to volatile equity markets. Asset values increased in 2009 and the corporation made a $4 million discretionary contribution to the pension plan in 2009. If the market value of pension plan assets declines again as in 2008 or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.
  Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.
  A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.
  Economic conditions could negatively impact the corporation’s businesses.
  If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.
  The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.
  The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.
  The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.
  The corporation is subject to risks associated with energy markets.
  Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.
  Competition is a factor in all of the corporation’s businesses.
  The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations.
  In September 2009, Otter Tail Power Company announced its withdrawal as a participating utility and the lead developer for the planned construction of a second electric generating unit at its Big Stone Plant site. As of March 31, 2010 Otter Tail Power Company had incurred $13.2 million in costs related to the project. Otter Tail Power Company has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve its rates. If Otter Tail Power Company is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.
  Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.
  Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.
  Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

  Fluctuations in wholesale electric sales and prices could result in earnings volatility.
  Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
  Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (“CO2”) emissions, could affect our operating costs and the costs of supplying electricity to our customers.
  The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this business.
  The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.
  Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
  Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.
  Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.
  The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.
  Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.
  Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.
  The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of potatoes for processing. Should the supply of potatoes be affected by poor growing conditions, this could negatively impact the results of operations for this segment.
  The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.
  A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2010 and 2009 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity and Consolidated Statements of Cash Flows.

Otter Tail Corporation
Consolidated Statements of Income
For the Three Months Ended March 31, 2010 and 2009
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2010	2009
Operating Revenues by Segment:
Electric	$91,086	$88,541
Plastics	23,087	13,530
Manufacturing	78,578	96,019
Health Services	25,171	28,167
Food Ingredient Processing	18,915	20,086
Other Business Operations	26,302	31,895
Corporate Revenue and Intersegment Eliminations	(953)	(999)
Total Operating Revenues	262,186	277,239
Operating Expenses:
Fuel and Purchased Power	32,965	36,032
Nonelectric Cost of Goods Sold (depreciation included below)	131,912	152,961
Electric Operating and Maintenance Expense	30,796	29,420
Nonelectric Operating and Maintenance Expense	30,771	30,634
Product Recall and Testing Costs	-	1,766
Depreciation and Amortization	19,751	17,817
Total Operating Expenses	246,195	268,630
Operating Income (Loss) by Segment:
Electric	17,288	14,101
Plastics	1,619	(3,913)
Manufacturing	2,330	(686)
Health Services	(915)	(49)
Food Ingredient Processing	2,378	2,251
Other Business Operations	(3,333)	(385)
Corporate	(3,376)	(2,710)
Total Operating Income	15,991	8,609
Interest Charges	9,030	6,270
Other Income	136	667
Income Tax Expense (Benefit)	2,380	(1,382)
Net Income (Loss) by Segment
Electric	7,621	8,526
Plastics	781	(2,458)
Manufacturing	(157)	(1,090)
Health Services	(691)	(73)
Food Ingredient Processing	1,404	1,447
Other Business Operations	(2,164)	(325)
Corporate	(2,077)	(1,639)
Total Net Income	4,717	4,388
Preferred Stock Dividend	184	184
Balance for Common:	$4,533	$4,204
Average Number of Common Shares Outstanding:
Basic	35,720,571	35,324,736
Diluted	35,939,759	35,488,640
Earnings Per Common Share:
Basic	$0.13	$0.12
Diluted	$0.13	$0.12

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	March 31,	December 31,
	2010	2009

Current Assets
Cash and Cash Equivalents	$-	$4,432
Accounts Receivable:
Trade--Net	117,485	95,747
Other	9,714	10,883
Inventories	96,839	86,515
Deferred Income Taxes	11,420	11,457
Accrued Utility and Cost-of-Energy Revenues	11,328	15,840
Costs and Estimated Earnings in Excess of Billings	82,792	61,835
Income Taxes Receivable	50,668	48,049
Other	25,253	15,265
Total Current Assets	405,499	350,023

Investments	10,274	9,889
Other Assets	26,865	26,098
Goodwill	106,778	106,778
Other Intangibles--Net	33,530	33,887

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	10,065	10,676
Regulatory Assets and Other Deferred Debits	124,680	118,700
Total Deferred Debits	134,745	129,376

Plant
Electric Plant in Service	1,313,478	1,313,015
Nonelectric Operations	375,624	362,088
Total	1,689,102	1,675,103
Less Accumulated Depreciation and Amortization	617,000	599,839
Plant—Net of Accumulated Depreciation and Amortization	1,072,102	1,075,264
Construction Work in Progress	26,168	23,363
Net Plant	1,098,270	1,098,627

Total	$1,815,961	$1,754,678

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	March 31,	December 31,
	2010	2009

Current Liabilities
Short-Term Debt	$110,499	$7,585
Current Maturities of Long-Term Debt	916	59,053
Accounts Payable	93,954	83,724
Accrued Salaries and Wages	16,576	21,057
Accrued Taxes	9,510	11,304
Derivative Liabilities	21,573	14,681
Other Accrued Liabilities	12,237	9,638
Total Current Liabilities	265,265	207,042

Pensions Benefit Liability	96,259	95,039
Other Postretirement Benefits Liability	38,121	37,712
Other Noncurrent Liabilities	23,270	22,697

Deferred Credits
Deferred Income Taxes	162,949	155,306
Deferred Tax Credits	46,981	47,660
Regulatory Liabilities	64,681	64,274
Other	530	562
Total Deferred Credits	275,141	267,802

Capitalization
Long-Term Debt, Net of Current Maturities	436,078	436,170
Class B Stock Options of Subsidiary	1,220	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	-	-

Common Shares, Par Value $5 Per Share	179,192	179,061
Premium on Common Shares	249,375	250,398
Retained Earnings	237,223	243,352
Accumulated Other Comprehensive Loss	(683)	(1,315)
Total Common Equity	665,107	671,496

Total Capitalization	1,117,905	1,124,386

Total	$1,815,961	$1,754,678

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	Three Months Ended
	March 31,
	2010	2009

	(Thousands of dollars)
Cash Flows from Operating Activities
Net Income	$4,717	$4,388
Adjustments to Reconcile Net Income to Net Cash Provided
by Operating Activities:
Depreciation and Amortization	19,751	17,817
Deferred Tax Credits	(679)	(538)
Deferred Income Taxes	6,691	5,487
Change in Deferred Debits and Other Assets	27	569
Change in Noncurrent Liabilities and Deferred Credits	2,346	1,916
Allowance for Equity Funds Used During Construction	-	(91)
Change in Derivatives Net of Regulatory Deferral	(1,622)	(809)
Stock Compensation Expense	610	837
Other--Net	(52)	195
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(20,518)	18,482
Change in Inventories	(10,038)	4,072
Change in Other Current Assets	(23,550)	9,864
Change in Payables and Other Current Liabilities	1,171	(33,430)
Change in Interest and Income Taxes Payable/Receivable	(1,594)	(6,878)
Net Cash (Used in) Provided by Operating Activities	(22,740)	21,881

Cash Flows from Investing Activities
Capital Expenditures	(17,676)	(26,756)
Proceeds from Disposal of Noncurrent Assets	619	840
Net Increase in Other Investments and Long-Term Assets	(1,001)	(2,834)
Net Cash Used in Investing Activities	(18,058)	(28,750)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	3,251	-
Net Short-Term Borrowings	102,914	14,149
Proceeds from Issuance of Common Stock	55	7
Common Stock Issuance Expenses	(79)	(17)
Payments for Retirement of Common Stock	(262)	(160)
Proceeds from Issuance of Long-Term Debt	95	1
Short-Term and Long-Term Debt Issuance Expenses	(87)	(71)
Payments for Retirement of Long-Term Debt	(58,350)	(982)
Dividends Paid and Other Distributions	(10,938)	(10,718)
Net Cash Provided by Financing Activities	36,599	2,209

Effect of Foreign Exchange Rate Fluctuations on Cash	(233)	207
Net Change in Cash and Cash Equivalents	(4,432)	(4,453)
Cash and Cash Equivalents at Beginning of Period	4,432	7,565
Cash and Cash Equivalents at End of Period	$-	$3,112